EXHIBIT 12-1


              MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Thousands of Dollars)

                                               Twelve Months Ended  Twelve Months Ended   Twelve Months Ended
                                                September 30, 1995   December 31, 1994     December 31, 1993
                                               -------------------  -------------------   -------------------
EARNINGS AS DEFINED (1)
Net Income ............................              $ 54,412              $ 59,868              $ 62,376
Federal and other income taxes ........                26,885                29,839
                                                                                                   30,939
Fixed charges .........................                44,874                39,663                36,231
                                                     --------              --------              --------
  Earnings as defined .................              $126,171              $129,370              $129,546
                                                     ========              ========              ========

FIXED CHARGES AS DEFINED (1)
Interest on long-term debt ............              $ 34,665              $ 27,948              $ 25,594
Interest on other borrowed funds ......                 7,368                 9,093                 7,961
Amortization of debt discounts, premium
  and expense .........................                   974                   950                 1,057
Interest implicit in rentals (2) ......                 1,867                 1,672                 1,619
                                                     --------              --------              --------
  Fixed charges as defined ............              $ 44,874              $ 39,663              $ 36,231
                                                     ========              ========              ========

Ratio of Earnings to Fixed Charges ....                  2.81                  3.26                  3.58
                                                         ====                  ====                  ====

Notes:
(1) Earnings and fixed charges are defined and computed in accordance with instructions for Item 3 of Form S-3.

(2) This amount is estimated to be a reasonable approximation of the interest portion of rentals.

MichCon is a guarantor of certain other debt. Fixed charges related to such debt are deemed to be immaterial and therefore have been excluded from the above ratios.